SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

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    Rule 14a-12


                          UNITED INDUSTRIAL CORPORATION
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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
                                                             September 7, 2002

Dear United Industrial Shareholder:

We, the Board of United Industrial Corporation,(1) are writing to seek your support for the re-election of Richard R. Erkeneff, our President and CEO, and Paul J. Hoeper, a prominent member of America's defense community, as Directors at the Annual Meeting on October 4, 2002. WE STRONGLY BELIEVE THAT THEIR ELECTION REPRESENTS THE BEST OPPORTUNITY FOR SHAREHOLDERS TO MAXIMIZE THE VALUE OF THEIR UNITED INDUSTRIAL INVESTMENT.

WE URGE YOU TO SIGN, DATE AND RETURN TODAY THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE PAID ENVELOPE WITH A VOTE FOR THEIR ELECTION.

As you may know, a hedge fund, Steel Partners II, L.P., is waging a costly and disruptive proxy fight to elect another one of its employees to your Board. This nominee, if elected, would serve on the Board with Warren Lichtenstein, a current Board member, who controls Steel Partners. WE DO NOT BELIEVE THAT THE ELECTION OF STEEL PARTNERS' NOMINEE IS IN THE BEST INTERESTS OF THE REST OF UNITED INDUSTRIAL'S SHAREHOLDERS, AND WE URGE YOU NOT TO SIGN A GOLD PROXY CARD FOR ANY REASON.

WE BELIEVE OUR NOMINEES DESERVE YOUR SUPPORT. AS MORE FULLY DISCUSSED BELOW:

         o We are committed to maximizing shareholder value and are actively seeking the sale of the Company.

         o Our nominees are eminently qualified to lead the Company and to bring about a sale.

WE BELIEVE STEEL PARTNERS DOES NOT DESERVE YOUR SUPPORT:

         o If elected, Steel Partners, a 10% shareholder, will control one-third of your Board.

         o Steel Partners has made no proposals for selling the Company that differ from your Board's current program.

         o Steel Partners has proposed as its nominee an employee of Steel Partners with no apparent defense industry experience.

         o Steel Partners may have ulterior motives and has engaged in questionable activities in the past.


                       YOUR BOARD IS EXECUTING ITS PLAN TO
                           MAXIMIZE SHAREHOLDER VALUE
                  WE ARE ACTIVELY SEEKING A SALE OF THE COMPANY

The Board of United Industrial is committed to delivering maximum value to the Company's shareholders. To achieve that goal, we engaged Wachovia Securities, a well-known investment bank specializing in companies like United Industrial, to help us analyze strategic alternatives to enhance shareholder value. Based on this analysis, THE BOARD DETERMINED THAT A SALE OF ALL OR PART OF THE COMPANY IS THE BEST WAY TO MAXIMIZE SHAREHOLDER VALUE. WE HAVE AUTHORIZED WACHOVIA TO IDENTIFY AND ACTIVELY SOLICIT INTEREST FROM POTENTIAL PURCHASERS OF THE COMPANY.


---------------------------
1. With the exception of Warren Lichtenstein

WE ALREADY HAVE MADE SUBSTANTIAL PROGRESS. On July 26, 2002, we sold our transportation overhaul contracts with New Jersey Transit Corporation and Maryland Transit Administration. The sale of those non-core contracts (which, in the aggregate, generated losses) was a critical element in advancing the overall sale process and assuring the best possible sales price for the Company. Since July 26, we have opened discussions with a broad range of new potential purchasers, as well as renewed discussions with parties who had previously expressed interest. AT THIS TIME, WE ARE ACTIVELY ENGAGED IN DISCUSSIONS WITH NUMEROUS PARTIES, AND WACHOVIA IS CONTINUING TO PROACTIVELY CONTACT AND PROVIDE INFORMATION TO ADDITIONAL PARTIES.

YOUR BOARD IS COMMITTED TO SELLING UNITED INDUSTRIAL AT THE BEST PRICE AS QUICKLY AS POSSIBLE. THE ELECTION OF MESSRS. ERKENEFF AND HOEPER IS CRITICAL TO THIS PROCESS AND WILL ALLOW US TO CONTINUE MOVING FORWARD AS QUICKLY AND SMOOTHLY AS POSSIBLE.

                           MESSRS. ERKENEFF AND HOEPER
                ARE BETTER QUALIFIED TO LEAD AND SELL THE COMPANY

We believe Messrs. Erkeneff and Hoeper, seasoned defense industry leaders, are much more likely to bring about a sale of all or part of the Company at the best possible price. Moreover, they are eminently qualified to lead the Company pending completion of a sale.

Mr. Erkeneff, our President and CEO, has been directly responsible for our success in the defense market since 1993 and has worked in the industry for 44 years. Under Mr. Erkeneff's leadership as CEO since October 20, 1995, the Company's stock price has climbed from $5.87 to $19.55 on September 5, 2002. Mr. Hoeper, who has been a Director of AAI Corporation, the Company's wholly-owned defense subsidiary, since June 2001, has more than 20 years of industry experience, including service as Assistant Secretary of the Army and Deputy Under Secretary of Defense. In fact, since joining the Board of the Company in August 2002, Mr. Hoeper has been instrumental in contacting interested parties in furtherance of the sales process.

Both executives have extensive contacts in the defense sector and understand the Company's products and their relevance to future U.S. Defense Department needs. WE ARE CONFIDENT THAT MESSRS. ERKENEFF AND HOEPER, TOGETHER WITH THE OTHER MEMBERS OF THE BOARD, ARE THE RIGHT TEAM TO LEAD THE COMPANY FORWARD AND BRING ABOUT A SUCCESSFUL AND TIMELY SALE.

             DON'T LET STEEL PARTNERS, A 10% DISSIDENT SHAREHOLDER,
        CONTROL ONE-THIRD OF YOUR BOARD AND PROMOTE ITS OWN AGENDA AT THE
                         EXPENSE OF OTHER SHAREHOLDERS

Mr. Lichtenstein has been a member of United Industrial's Board of Directors since May 2001, and Steel Partners currently owns approximately 10% of the Company's outstanding common stock. Mr. Lichtenstein is seeking to replace a Board candidate with another Steel Partners' employee, Glen M. Kassan, whose qualifications, we believe, are highly questionable. If he is elected, Steel Partners would control ONE-THIRD of your Board. In our opinion, this would result in the DISPROPORTIONATE REPRESENTATION of one minority shareholder on your Board.

We can only speculate as to what Mr. Lichtenstein's true motives may be. WHILE HE CLAIMS THAT HIS OBJECTIVE IS A SALE OF UNITED INDUSTRIAL, THE BOARD IS ALREADY MOVING FORWARD WITH A PROCESS TO SELL THE COMPANY, AND MR. LICHTENSTEIN'S PROXY FIGHT, WE BELIEVE, CAN ONLY SERVE TO DISRUPT THIS PROCESS.

MR. LICHTENSTEIN HAS NOT DISCLOSED THAT HE HAS APPROACHED UNITED INDUSTRIAL IN THE PAST ABOUT A POTENTIAL BUSINESS COMBINATION WITH ECC INTERNATIONAL, A DEFENSE COMPANY OF WHICH STEEL PARTNERS IS A 29.2% AND LARGEST STOCKHOLDER AND WHOSE EMPLOYEE IS THE INTERIM PRESIDENT AND CEO. WHETHER MR. LICHTENSTEIN'S BID


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
FOR GREATER REPRESENTATION ON YOUR BOARD IS PART OF A PLAN TO TRY TO MERGE UNITED INDUSTRIAL WITH ECC INTERNATIONAL, WE JUST DON'T KNOW.


            STEEL PARTNERS' NOMINEE IS AN EMPLOYEE OF STEEL PARTNERS
                 AND HAS NO APPARENT DEFENSE INDUSTRY EXPERIENCE

We consider Mr. Kassan's qualifications to serve on your Board to be highly suspect. He is an employee of Steel Partners and holds positions with a variety of companies in which Steel Partners has made investments. We do not believe he has a Department of Defense security clearance.

Mr. Kassan holds or recently held positions with WebFinancial Corporation, SL Industries, Gateway Industries, Inc., Tandycrafts, Inc., Puroflow, Incorporated and U.S. Diagnostic Inc., all of which are companies Steel Partners has invested in. It appears that none of these companies do any business with the Department of Defense.

In addition, we believe that the performance and value of certain of these companies have deteriorated since Mr. Kassan and Steel Partners have become involved. For example, according to an August 19, 2002 press release, U.S. Diagnostic Inc., where Mr. Kassan has served as Chairman of the Board since March 27, 2001, is currently negotiating to sell substantially all of its operating assets through a transaction that would require a VOLUNTARY CHAPTER 11 FILING in Federal Bankruptcy Court. If the transaction is consummated in accordance with the terms now under discussion, the company has said that it believes "there IS LITTLE LIKELIHOOD THAT THE [C]OMPANY'S CURRENT EQUITY HOLDERS WILL RECEIVE ANY DISTRIBUTION in respect of their equity interests in the [c]ompany."(2)

At Tandycrafts, Inc., where Mr. Kassan has been a director since November 2000, the company filed for CHAPTER 11 PROTECTION in U.S. Bankruptcy Court on May 15, 2001 after failing to refinance its debt or receive a credit extension from its banks, and its stock was DELISTED FROM THE NEW YORK STOCK EXCHANGE in May 2001. With Steel now in control of the company and Mr. Kassan on its Board, Tandycrafts is trading in the pink sheets market and has recently closed near a penny a share.

                      STEEL PARTNERS' CHECKERED HISTORY --
                            SECURITIES LAW VIOLATIONS

You should also be aware of Mr. Lichtenstein's and Steel Partners' questionable track record. Mr. Lichtenstein has a history of making investments through Steel Partners in small public companies and then using those positions to gain control of the companies in order to promote his own agenda. Since 1995 alone, Mr. Lichtenstein has become embroiled in conflicts with at least eight public companies.

Moreover, according to an SEC filing by Kinark Corp., Steel Partners admitted to securities trading in violation of the federal securities laws. Kinark stated in its filing that Steel Partners admitted making trades in violation of Section 16(b) of the Securities Exchange Act of 1934, and was required to return to Kinark the profits from its illegal trades.(3) In addition, a preliminary injunction was entered against Mr. Lichtenstein and certain other persons in connection with their investment in Medical Imaging Centers of America, Inc. based on the court's determination that Medical Imaging had demonstrated "a high probability of success on the merits" in asserting that Mr. Lichtenstein and his co-defendants had violated Section 13(d) of the Securities Exchange Act of 1934, which relates to the disclosure of ownership interests in publicly traded companies.(4)


-------------------------
2. Aug. 19, 2002 U.S. Diagnostic Inc. Press Release.
3. Oct. 13, 1995 Kinark Corp. Form 8-K Item 5.
4. Feb. 29, 1996 Order in Medical Imaging Centers of America, Inc. v. Warren G. Lichtenstein, Civil No. 96-0039-B (AJB) (S.D. Cal.).


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
          PROTECT YOUR INVESTMENT BY VOTING THE WHITE PROXY CARD TODAY

    A VOTE FOR MESSRS. ERKENEFF AND HOEPER WILL KEEP THE SALE PROCESS MOVING

We urge you to protect your investment in United Industrial by voting the WHITE proxy card today for Messrs. Erkeneff and Hoeper. By voting the WHITE proxy card, you can be confident that Messrs. Erkeneff and Hoeper are committed to effecting a sale of the Company as quickly as possible in order to maximize shareholder value. By voting the WHITE proxy card, you will help assure that Messrs. Erkeneff and Hoeper, along with the other members of the Board, can continue moving the sale process through to completion, without disruption.

Please review the enclosed materials very carefully, and we encourage you to return your WHITE proxy card as soon as possible. If you have any questions, please do not hesitate to contact our proxy solicitors, Innisfree M&A Incorporated at 877-266-1890.

Thank you for your support.

Sincerely,


/s/ Harold S. Gelb           /s/ Susan Fein Zawel        /s/ Joseph S. Schneider
Harold S. Gelb               Susan Fein Zawel            Joseph S. Schneider


            /s/ Richard R. Erkeneff           /s/ Paul J. Hoeper
            Richard R. Erkeneff               Paul J. Hoeper


================================================================================
                                    IMPORTANT

             If your shares are held in your own name, please sign,
              date and return the enclosed WHITE proxy card today.
     If your shares are held in "Street-Name," only your broker or your bank can vote your shares.
    Please direct the person responsible for your account to execute on your behalf a WHITE proxy card with a vote FOR Proposals 1,2 and 3.

If you have any questions or need assistance in voting your shares, please call:

                           INNISFREE M&A INCORPORATED
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                           CALL TOLL-FREE 877-266-1890
                  Banks and Brokers call collect (212) 750-5833
================================================================================

Except for the historical information contained herein, information set forth in this letter may contain forward-looking statements subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the Company and its various risk factors, reference is made to the Company's most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

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